Exhibit 99.1

   LOCATEPLUS POSTS RECORD PRELIMINARY FIRST QUARTER REVENUES OF $2.9 MILLION

   --REVENUES UP 126% YEAR-OVER-YEAR; EBITDA POSITIVE FOR THE FIRST QUARTER--

BEVERLY, MA: JUNE 2, 2005: LocatePLUS Holdings Corp. (OTC BB: LPLHA, LPLHB, LPLHW), an industry-leading provider of business-to-business and business-to-government investigative solutions, announced today its preliminary financial results for the three month period ended March 31, 2005. The Company reported preliminary revenues of $2,898,677 for the first quarter of 2005, which represents an increase of 126% compared to revenues of $1,284,976 reported in the first quarter of 2004 and 26% higher than the $ 2,279,322 reported in the fourth quarter of 2004.

The Company also announced a preliminary EBITDA profit. Total assets as of March 31, 2005 were $6,445,689 with total current assets of $2,842,500 and cash and cash equivalents totaling $100,453. Current liabilities were $6,363,918 as of March 31, 2005.

LocatePLUS CEO Jon Latorella stated, "The first quarter of 2005 marked a major turning point of being EBITDA positive, and validates our ongoing business strategy. Now that we have turned EBITDA positive, we will devote our continued efforts to increasing our profit during the remainder of this year with an acceleration to bottom line profit in 2006 and beyond."

ABOUT  LOCATEPLUS

LocatePLUS and its subsidiaries are industry-leading providers of public information and investigative solutions that are used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' online customer base exceeds 16,500 members, including over 2,000 law enforcement agencies and many major police departments across the country. Clients include leading U.S. agencies, including the FBI (Federal Bureau of Investigation), ATF (Bureau of Alcohol, Tobacco, Firearms and Explosives) and DEA (Drug Enforcement Administration). Channel partners include Loislaw, Earthlink, Imaging Automation, AssureTec, Metro Risk Management LLC, and the nation's leading recruitment site. For more information, visit the Company's Website at http://www.locateplus.com. For investor information, visit http://www.otcfn.com/lplha.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.

                                       ###
FOR  MORE  INFORMATION,  CONTACT:
AT  LOCATEPLUS:                         INVESTOR  RELATIONS:
James  Fields                           Rick  McCaffrey
LocatePLUS  Holdings  Corp.             OTC  Financial  Network
978-921-2727  x124                      781-444-6100  x625
jfields@locateplus.com                  rick@otcfn.com